Exhibit 5.1

4801 Main Street, Suite 1000

Kansas City, Missouri 64112

Main: 816.983.8396

Fax: 816.983.8080

June 16, 2014

Commerce Bancshares, Inc.

1000 Walnut

Kansas City, MO 64106

Re:	Commerce Bancshares, Inc. Depositary Shares representing 1/1,000 interest in shares of 6.00% Series B Non-Cumulative Perpetual Preferred Stock

Ladies and Gentlemen:

We have acted as counsel to Commerce Bancshares, Inc., a Missouri corporation (the “Company”), in connection with the offering and sale of 6,000,000 depositary shares (the “Depositary Shares”), representing an aggregate of 6,000 shares (the “Preferred Shares”) of the Company’s 6.00% Series B Non-Cumulative Perpetual Preferred Stock, par value $1.00 and $25,000.00 liquidation preference per share (the “Preferred Stock”), under the shelf registration statement on Form S-3 (File No. 333-196689) (the “Registration Statement”) filed on June 12, 2014 by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), pursuant to the Underwriting Agreement, dated June 12, 2014 (the “Underwriting Agreement”), among the Company and Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, as representatives of the several underwriters named therein. Each Depositary Share represents a 1/1,000 interest in a Preferred Share. The Preferred Shares and the Depositary Shares are collectively referred to herein as the “Offered Securities.”

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)	the Registration Statement;

(ii)	the Restated Articles of Incorporation of the Company, as amended to date, as certified by the Secretary of State of the State of Missouri and the Secretary of the Company (the “Secretary”) (the “Articles of Incorporation”);

Husch Blackwell LLP

Commerce Bancshares, Inc.

June 16, 2014

(iii)	the Restated By-laws of the Company, as currently in effect, as certified by the Secretary (the “By-laws”);

(iv)	certain resolutions of the Executive Committee of the Board of Directors of the Company (the “Board”) relating to the Offered Securities, as certified by the Secretary;

(v)	the Certificate of Designation; and

(vi)	a form of deposit agreement relating to the Depositary Shares (the “Deposit Agreement”), to be entered into between the Company and Computershare Inc. and Computershare Trust Company, N.A. (“Computershare Trust”) acting jointly as depositary (collectively, the “Depositary”).

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, and such agreements and certificates of public officials, certificates of officers or other representatives of the Company and others and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties. We have also assumed that the terms of the Offered Securities have been established so as not to, and that the execution and delivery by the Company of, and the performance of its obligations under, the Deposit Agreement will not, violate, conflict with or constitute a default under (i) any agreement or instrument to which the Company or its properties are subject, (ii) any law, rule or regulation to which the Company or its properties is subject (other than the Opined on Law, as defined below), (iii) any judicial or regulatory order or decree of any governmental authority (other than those under Opined on Law) or (iv) any consent, approval, license, authorization or validation of, or filing, recording or registration with, any governmental authority (other than those under the Opined on Law). As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Our opinions set forth herein are limited to the General and Business Corporations Law of the State of Missouri and the laws of the State of New York that, in our experience, are normally applicable to transactions of the type contemplated by the Registration Statement (the foregoing being referred to as the “Opined on Law”). We do not express any opinion with respect to the laws of any jurisdiction other than the Opined on Law or as to the effect of any such non-Opined on Law on the opinions herein stated.

Husch Blackwell LLP

Commerce Bancshares, Inc.

June 16, 2014

Based upon and subject to the foregoing and to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1.	The Preferred Shares have been duly authorized, and when the Preferred Shares are issued to the Depositary in accordance with the terms of the Deposit Agreement, and the Depositary Shares are issued to and paid for by the underwriters in accordance with the terms of the Underwriting Agreement, the Preferred Shares will be validly issued, fully paid and non-assessable.

2.	The Depositary Shares have been duly authorized, and when (i) the Deposit Agreement has been duly executed and delivered by the Company and the Depositary, (ii) the terms of the Depositary Shares have been established in accordance with the Deposit Agreement, and (iii) the depositary receipts evidencing the Depositary Shares have been duly executed and countersigned (in the case of certificated Depositary Shares), registered and delivered in accordance with the Deposit Agreement and the Underwriting Agreement for the consideration provided therein, the depositary receipts evidencing the Depositary Shares will be validly issued and entitle the holders thereof to the rights specified in the Deposit Agreement.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also hereby consent to the use of our name under the heading “Legal Matters” in the prospectus, dated June 12, 2014, which forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ HUSCH BLACKWELL LLP

Husch Blackwell LLP